DRAFT

PRESS RELEASE	For Immediate Release

Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 366-4600

200 Powell Place Brentwood, Tennessee 37027 www.myTSCstore.com	Investors: Cara O’Brien/Erica Pettit Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY CHAIRMAN ADOPTS 10b5-1 TRADING PLAN

Brentwood, Tennessee, March 5, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that its Chairman, Joseph H. Scarlett, Jr., has established a plan to exercise stock options and sell shares of Tractor Supply Company’s common stock. The plan was adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Under the plan, Mr. Scarlett will sell under pre-arranged terms up to 200,000 shares owned by him (approximately 4% of his total holdings) in open market transactions through March 31, 2008.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans to avoid any real or perceived conflict of interest while diversifying holdings in connection with the trading of company securities. The plan is established at a time when the executive is not in possession of material nonpublic information. Once the plan is executed, the executive does not retain or exercise any discretion over the shares traded under the plan. Sales of common stock by Mr. Scarlett pursuant to the terms of the plan, or otherwise, will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

At the time of the plan’s adoption, Mr. Scarlett beneficially owned 4,536,840 shares of Tractor Supply Company’s common stock, representing approximately 11.3% of the Company’s issued and outstanding stock. The plan represents part of Mr. Scarlett’s ongoing program of tax planning and asset diversification. Mr. Scarlett may also from time to time sell or gift additional shares of Tractor Supply Company’s stock owned by him outside of the plan, in accordance with the provisions of Rule 144 under the Securities Exchange Act of 1934 and the Company’s securities trading policies.

About Tractor Supply Company

At December 30, 2006, Tractor Supply Company operated 676 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing and footwear for the entire family.

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